Exhibit 99.1

Shuttle Pharmaceuticals Announces Private Placement of $4.3 Million of Senior Secured Convertible Note and Warrants

ROCKVILLE, Md., Jan. 12, 2023 /PRNewswire/ — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH), a discovery and development stage specialty pharmaceutical company focused on improving the outcomes of cancer patients treated with radiation therapy (RT) while reducing side effects, announced the issuance of a $4.3 million senior secured convertible note and warrant to an institutional investor. Shuttle Pharmaceuticals will receive initial gross proceeds of $4.0 million. In addition, the four-year warrant to purchase up to approximately 1.018 million shares of Shuttle Pharmaceuticals’ common stock at an exercise price of $2.35 per share, upon exercise, would result in additional proceeds of approximately $2.4 million if the warrants are exercised by the investor.

The note amortizes on a monthly basis and Shuttle Pharmaceuticals can make such monthly amortization payments in cash or, subject to equity conditions, in registered common stock or a combination thereof. For equity repayment, the security is convertible into shares of Shuttle Pharmaceuticals’ common stock at the lower of (i) $2.35 (ii) 90% of the three lowest daily VWAPs of the 15 trading days prior to the payment date or (iii) 90% of the VWAP of the trading day prior to payment date. The convertible security is repayable over 26 months and bears interest at the rate of 5% per annum.

Boustead Securities, LLC acted as placement agent for the offering.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharmaceuticals is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes of cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to the expected trading commencement and closing dates. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of the IPO prospectus filed with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, please contact:

Shuttle Pharmaceuticals
Anatoly Dritschilo, M.D., CEO
240-403-4212
info@shuttlepharma.com

Investors
Lytham Partners, LLC
Robert Blum, Joe Dorame or Joe Diaz
602-889-9700
SHPH@lythampartners.com